EXHIBIT 10.4

"Authorized Personnel" and on the Retailer's representation, warranty and assurance that the personal services of such person(s) will be provided in the operations and management of the Retailership. ZMC is entering into this Agreement in reliance on the representation and warranty of the Retailer that Schedule F hereto fully and accurately identifies all persons having any direct or indirect legal or beneficial interest in the Retailer and the nature of any such interest. The Retailer shall promptly notify ZMC of changes in its management or any direct or indirect changes in its ownership including without limitation any changes in the interests held by the persons identified in Schedule F. ZMC reserves the right to terminate this Agreement if there is any change in the direct or indirect ownership or operating management of Retailer which would adversely affect ZMC, however accomplished, without the written consent of ZMC, such consent not to be unreasonably withheld.

1.5           Volume Commitment.

Retailer agrees to purchase a minimum quantity of Products each year as identified in Schedule "A", such Schedule to be reviewed and updated annually as applicable 60 days prior to the anniversary of this Agreement. In the event of Retailer failing to meet any Minimum Commitment during the Term, Retailer may make up the shortfall in the following quarter, however in the event that Retailer fails to meet its Minimum Commitment by the end of said following quarter, ZMC may terminate this Agreement.

2              RESPONSIBILITIES OF RETAILER

2.1           Best Interest of ZMC.

Retailer shall use its reasonable commercial efforts to market, sell and distribute the Products within the Territory and shall, at all times, serve and promote the best interest of ZMC. Retailer shall not engage in any activities, practices or business endeavors that would:

(a)            hinder ZMC's ability to perform its obligations hereunder;

(b)          reflect adversely upon the reputation of ZMC, its employees, or sales organization;

(c)           diminish or detract from the sales potential of the Products or their attractiveness to customers; or

(d)           constitute a false or misleading representation to a customer, or others regarding ZMC or the Products. Retailer shall not make any representations, warranties or guarantees with respect to the Products or the specifications, features or capabilities of the Products or publish any technical description of the Products, except as expressly set forth in ZMC's documentation accompanying the Products or ZMC's literature describing the Products.

RETAILER AGREEMENT

(the "Agreement")

THIS AGREEMENT made the 10 day of September, 2008

BETWEEN: ZENN MOTOR COMPANY LIMITED, a corporation incorporated pursuant to the laws of the Canadian Province of Ontario, ("ZMC") whose address is 85 Scarsdale Road, Suite 100, Toronto, Ontario, M3B 2R2, and EVCARCO, INC. DBA EVCarCo.com    , a corporation incorporated pursuant to the laws of Nevada ("Retailer")whose address is 7703 SAND ST. FORT WORTH, TX 76118               ;

WHEREAS Retailer desires to distribute the products identified in Schedule "A" and/or any products periodically supplied to Retailer by ZMC for distribution in accordance with the terms of this Agreement (the "Products");

AND WHEREAS ZMC desires to appoint Retailer as a Retailer of the Products in the geographic territory identified in Schedule "A" (the "Territory");

NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

1              DISTRIBUTION RIGHTS

1.1           Rights.

ZMC grants to Retailer and Retailer accepts the non-exclusive right to market and distribute the Products, in the form provided by ZMC, within the Territory during the term of this Agreement. Retailer shall not actively promote the Products, solicit customer orders or establish distribution facilities outside the Territory, without the expressed written consent from ZMC. Notwithstanding the foregoing this agreement specifically excludes selling to sub- Retailers, re-sellers, or retail retailers in the Territory.

1.2           Rights Reserved to ZMC.

Notwithstanding the above, ZMC reserves the right to market and sell directly to the Federal Government and it's agencies or to Fleet Sale opportunities in accordance with the program as outlined in Schedule C, or as amended by ZMC from time to time. ZMC may terminate Retailer's rights to any specific Product immediately upon written notice for Retailer's failure to meet it's obligations as set out in this Agreement. Upon receipt of such notice, Retailer shall cease its marketing, selling, distribution, import and export of such Products within the time period specified in such notice but in any event not more than 90 days.

1.3           Changes and Improvements

ZMC shall have the right to discontinue selling any model or line of Automobiles, Parts and Accessories without incurring any obligation or liability to the Retailer. ZMC shall have the right to make changes in the design of or add improvements to any of the Products, at any time, without incurring any obligation or liability to the Retailer to make or install the same on any Products ordered by the Retailer prior to such change or addition.

1.4           Management and Ownership

ZMC is entering into this Agreement in reliance on the capabilities of the person(s) identified in Schedule "F" hereto entitled

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2.2           Changes to Premises

The Retailer shall not move or substantially modify or change the usage of any of the facilities which comprise the retailership premises, nor shall the Retailer directly or indirectly establish or operate in whole or in part any other locations or facilities for the sale or service of the Products or the sale of used vehicles, unless in any such case the Retailer has established to the satisfaction of ZMC that such move, modification or change is in the best interests of the Retailer and ZMC, and ZMC has given its prior written consent thereto, such consent not to be unreasonably withheld .

2.3           Personnel

The Retailer shall employ such numbers and classifications of properly trained and competent sales and service personnel of good character as will enable the Retailer to fulfill all of its obligations hereunder in a timely and effective manner.

2.4           Insurance

The Retailer shall at its own expense maintain a comprehensive general liability insurance policy or policies against all types of risks and liability protecting the Retailer and ZMC and their respective officers and employees against any loss, liability or expense due to claims resulting from or arising out of personal injury, death or property damage or otherwise arising out of or occurring in connection with the retailership. The Retailer shall keep the Retailership premises and the Products in the Retailer's possession insured, for full replacement value, against loss or damage. Such policy or policies shall be with such insurers and in such amounts as is customary in the trade. Further, such policy or policies shall provide that the insurer will give ZMC at least thirty (30) days' written notice prior to any material alteration, cancellation or termination for any cause. The Retailer shall upon request provide ZMC with evidence satisfactory to ZMC of compliance with the foregoing terms and conditions. Notwithstanding the foregoing, ZMC shall not be responsible for providing insurance of any description.

2.5           Reporting.

Retailer shall submit to ZMC the following regular reports in a format from time to time specified by ZMC:

(a)            end-of-month inventory report by Product and Retailer stocking location;

(b)            monthly sales-out data by customer and by Product

(c)            upon execution of this Agreement and within ten (10) days from the end of each calendar month thereafter, Retailer will provide ZMC with a written forecast setting forth Retailer's anticipated monthly needs for the delivery of Products during the four (4) calendar months period including current month beginning immediately after the month in which the forecast is provided; and

(d)            annual marketing plan for the sale ZMC Products within the Territory, updated quarterly or as otherwise requested by ZMC.

2.7           Stocking Levels.

Retailer agrees to maintain a reasonable amount of inventory of each Product in each stocking location and at minimum shall at all times have a minimum of four ZENN vehicles in stock with at least one ZENN vehicle on display at its Retailership for customer demonstration purposes.

2.8           No Modifications of Products.

Retailer shall immediately report to ZMC any technical problems in the Products discovered by or reported to Retailer. Retailer shall not make or authorize any third party to make any alterations or modifications to the Products except as authorized in writing by ZMC or as provided for in the ZMC Warranty.

3               RESPONSIBILITIES OF ZMC

3.1            Product Training.

ZMC may offer initial or periodic training, and other promotional activities at Retailer's site. All activities are subject to mutual agreement and each party shall bear its own costs relating to such training.

3.2           General Promotional Material.

ZMC shall make available to the Retailer English language literature and price lists. All Retailer-generated materials about the Products for mailing and/or publication must receive prior approval from ZMC. ZMC reserves the right to limit any promotional and/or advertising activities which are in its opinion detrimental to ZMC. Retailer shall not use any ZMC trade name or mark on any service or product other than the Products.

3.3            Co-Op Advertising Funds

ZMC may from time to time offer a co-op advertising and marketing program, the details for which will be communicated in a Retailer Bulletin.

3.4            Compliance.

ZMC will take all reasonable steps to ensure that the Products are in full compliance with all applicable standards, laws or regulations as required for sale of Products by Retailer. Retailer shall promptly provide ZMC with any and all information useful or necessary to such regulatory compliance in the Territory.

3.5           Recalls.

ZMC shall have at all times the right to recall from the end users of the products, any defective Products and to replace same at ZMC's expense.

4               CONFIDENTIAL INFORMATION

4.1           Confidential Information of ZMC.

Retailer agrees and acknowledges that certain information provided by ZMC pursuant to this Agreement, is or encompasses trade secrets or confidential information of ZMC or its suppliers ("Confidential Information"). Retailer shall not make the Confidential Information available in any form to any person other than Retailer's employees whose job performance requires such access. Retailer shall take appropriate steps to protect the confidentiality of the Confidential Information to ensure that any person permitted access to the Confidential Information has signed a written non-disclosure agreement with Retailer and does not provide the Confidential Information to others. Retailer shall not be liable for the disclosure of Confidential Information which: (a) is known to Retailer lawfully by its own efforts prior to being received from ZMC; (b) is or becomes publicly known through no wrongful act of Retailer; (c) is obtained by Retailer lawfully from a third party not having an obligation to maintain confidentiality and not being in wrongful possession of the confidential information; (d) is independently developed by Retailer without breach of this Agreement; (e) is disclosed under operation of law; or (f) is disclosed by Retailer with ZMC's prior written approval.

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5              ORDERING OF PRODUCTS

5.1           Purchase Orders.

Retailer agrees to issue purchase orders, which may be issued against blanket purchase orders (individually an "Order" and collectively, "Orders"), for all Products in accordance with the terms of this Agreement. Each Order shall be in the form of a written or electronic communication and shall contain the following information:

(a)            a description of the Products required;

(b)            the quantity of Products required;

(c)            the requested delivery date;

(d)            the location to which the Products are to be shipped;

(e)            the location to which invoices shall be sent for payment; and

(f)             transportation instructions.

The Retailer shall from time to time notify ZMC in writing of the names of those individuals who are authorized to order Products on behalf of the Retailer. In the event of a conflict between the Order and the terms and conditions contained in this Agreement and the Schedules hereto, the terms and conditions contained in this Agreement and the Schedules hereto shall supersede the Order. Orders for Products are at all times subject to acceptance by ZMC, which may be in whole or in part. All orders submitted by the Retailer shall be irrevocable by the Retailer unless and until they are rejected by ZMC, provided however that in the event of a partial acceptance by ZMC the Retailer may withdraw the part of the order not accepted.

5.2           Acceptance of Purchase Orders.

No modification to any Order, this Agreement or the attachments hereto and no inconsistent or additional terms contained in any quotation, purchase order, acknowledgment or invoice, shall be valid without the prior written consent of an authorized representative of ZMC and Retailer as set forth herein and as may be amended from time to time. ZMC's failure to object to any provisions contained in any communication from Retailer shall not be deemed a waiver of the provisions of this Agreement and the attachments hereto. The provisions of this Agreement supersede all prior oral or written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement. These terms and conditions shall be applicable whether or not they are attached to or enclosed with the Products to be sold hereunder.

5.2           Delivery and Lead-time.

All Products shall be delivered by ZMC FOB Montreal, Canada unless otherwise agreed to in writing by ZMC. Estimated lead-time for delivery of standard ZMC Products and regular inventory spare parts covered by this Agreement will be ninety (90) days after receipt of an Order acceptable to ZMC.

5.3           Rescheduling/Cancellation.

Once an Order has been accepted by ZMC by way of a purchase order acknowledgement, rescheduling and/or changes to any Orders are to be submitted to ZMC in writing and are subject to the following terms. Specifically, any Order:

(a)            providing for delivery or currently scheduled to be delivered within thirty (30) days may not be canceled, rescheduled and/or changed; and

(b)            providing for delivery in excess of thirty-one (31) days,

may not be cancelled or changed, but may have its delivery date rescheduled up to thirty (30) days later at no charge to Retailer provided Retailer may only reschedule such Order once.

Any exceptions to these requirements must be reviewed and approved in writing by ZMC.

5.4           Title and Liability.

Title to all Products shall pass to the Retailer from ZMC only upon payment in full to ZMC for the Products. Until ZMC has received payment in full, all right, title and a purchase money security interest in and to the Products and a purchase money security interest in all proceeds thereof shall remain with ZMC. The Retailer agrees to execute any and all conditional sales contracts, security agreements, documents and notices as may be required to preserve, protect and perfect the retention of title and security interests of ZMC in the Products and the proceeds thereof under all applicable laws

5.5            Package and Shipment.

All Products shall be packaged and packed in accordance with ZMC's normal practices. All shipping and delivery dates are estimates only. ZMC is not responsible for any late, lost or misdirected shipments and will not be liable for any damage, loss or expense incurred by Retailer for a failure to meet specified shipment dates or a failure to provide the correct quantity of Products ordered. ZMC will use commercially reasonable efforts to deliver orders on the date identified on the acknowledgement. If ZMC is unable to deliver on the date indicated, ZMC will notify Retailer and provide a new delivery date.

5.6            Inspection.

All Products purchased hereunder are subject to Retailer's inspection and acceptance provided that if Retailer has not rejected the Products in writing within two (2) business days of receipt, Retailer shall be deemed to have accepted such Products. Retailer may not reject partial shipments on the basis that they are not a full order. No Product shall be returned to ZMC without ZMC's written consent and a Return Material Authorization ("RMA") number, which number will be issued by ZMC in accordance with its RMA procedures. The RMA number must accompany any returned Products. ZMC reserves the right to refuse any Products returned without proper authorization or without proper identification of RMA number at ZMC's point of entry.

6               PRICE, PAYMENT, TAXES AND DUTIES

6.1           Wholesale Prices.

The price for each Product shall be as set out in Schedule "B", as amended in writing by ZMC from time-to-time. ZMC shall in its sole discretion specify the effective date of the Prices if and when changed. All pricing and payments are listed in United States Dollars and will be calculated on an FOB ZMC production facilities basis. Payment for Products is due in accordance with Schedule "B".

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6.2           Suggested Retail Price

ZMC will issue from time to time "Retailer Price Bulletins" which will set forth ZMC's "Suggested Retail Price" for the Products. The Retailer is under no obligation to accept such Suggested Retail Price and may sell for less if it chooses. If it chooses to sell at prices less than those suggested, the Retailer will not suffer in any way in its business relations with ZMC or any other person over whom ZMC has control or influence. However, the Retailer shall not represent, either directly or indirectly, to any person that the suggested retail price for any Product is greater than the Suggested Retail Price.

6.3           Sales and Service Records and Reports

The Retailer shall keep complete, accurate and current records regarding the sale and servicing of Products, including without limitation records in respect of warranty work and recalls, and shall furnish to ZMC such reports and information based on those records as ZMC may reasonably request. The Retailer shall prepare, keep current and retain records, in accordance with such policies and procedures designated by ZMC, in support of all requests to ZMC for reimbursement or credit.

6.4           Financial Records and Reports

The Retailer shall furnish to ZMC quarterly, within 45 days of the end of each calendar quarter, complete and accurate financial and operating statements covering the preceding quarter and calendar year-to-date operations and showing the true and accurate condition of the Retailership and the Retailer.

6.5           Inspection of Records

The Retailer shall permit ZMC or its representatives, at any time during normal business hours and without prior notice, to examine, audit, reproduce and take copies of all reports, accounts and records pertaining to the sale, inventorying and servicing of Products including, but not limited to, records in support of claims for reimbursement or credit from ZMC. ZMC shall provide the Retailer with particulars of any documents which may be copied and taken in the course of any such examination. ZMC may, with the prior approval of the Retailer, which approval shall not be unreasonably withheld, interview the Retailer's employees with respect to the matters described in this section.

6.6           Taxes and Duties.

The price for Products excludes, and Retailer shall be liable for, all applicable Federal, State, Provincial, and local sales or other taxes, including without limitation, VAT, consumption and use taxes. Retailer shall be liable for any import and/or excise taxes, customs and duties incurred for licenses for clearance or otherwise required at point of entry and destination in accordance with FOB, Montreal, Canada. Retailer shall be responsible at its own expense to obtain any and all required permits, approvals, licenses and quotas as applicable for the import of any of the Products to its home country or any other country or region.

7              SERVICE PROVISIONS

7.1           Service Personnel.

The Retailer shall establish and maintain a complete service and parts organization, including sufficient properly trained and competent service and parts personnel to adequately fulfill the service obligations to be performed by the Retailer under this
Agreement.

7.2           Provisions of Service.

The Retailer shall provide prompt, efficient and courteous service at reasonable cost, and warranty service at no cost, to an owner or lessee of an Automobile, regardless of origin of purchase or lease, in accordance with the provisions of applicable Retailer Bulletins and shall perform such service in such a manner as to secure and maintain the goodwill of the Retailer, ZMC and the Products and to achieve the highest possible level of customer satisfaction.

7.3           Warranty and Related Work.

The Retailer shall install any replacement of parts, make certifications or verifications and perform maintenance, service and other matters that may be required under the terms of the ZMC Warranty or in order to effect corrections or recalls. ZMC shall credit the Retailer's account for such warranty service, corrections or recalls which the Retailer performs in accordance with the Retailer Bulletins in effect at the time such service is performed. The Retailer shall provide all warranty service consistent with the ZMC Warranty applicable to each Product.

8               WARRANTY AND INDEMNIFICATION

8.1            Representations and Warranties.

ZMC represents and warrants that the Products shall be free from defects in materials or workmanship under normal use and service as defined in the then-current ZENN Warranty document (refer to Schedule D). Third party components used within the Products may be warranted by the third party as specified in the documentation accompanying the third party products.

8.2            ZMC Warranty.

The Retailer shall deliver to each purchaser of a new Product the ZMC Warranty therefore endorsed with the particulars of sale and shall notify ZMC of the sale of each new Product, or used Product if still under warranty, in such manner as prescribed by ZMC in accordance with policies and procedures established in the Retailer Bulletins. If the Retailer installs on a Product any equipment, accessory or part other than a new Part or Accessory, or sells any Automobile which has been modified, or sells any nonZMC service contract in conjunction with the sale of a Product, the Retailer shall disclose this fact to the end user and shall advise the end user that the modification, equipment, accessory or part is not included in the ZMC Warranty or any other warranty furnished by ZMC or, in the case of a service contract, the coverage is not provided by ZMC. The Retailer shall include such disclosure on all copies of the purchase order and on the end user's bill.

8.3            Disclaimer.

EXCEPT AS EXPRESSLY STATED ABOVE IN SECTION 8.2, ALL WARRANTIES ARE DISCLAIMED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY, CONDITION, OWNERSHIP, FITNESS FOR A PARTICULAR PURPOSE, AND/OR NON- INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

8.4           Damages Limitation.

INDEPENDENT OF ANY OTHER LIMITATION CONTAINED HEREIN, IN NO EVENT SHALL ZMC BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR LOSS OF PROFIT OR REVENUE RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF

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INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. ZMC WILL ALSO NOT BE LIABLE FOR ANY DAMAGES AS A RESULT OF PERSONAL INJURY OR PROPERTY DAMAGE EXCEPT AS MAY BE PROVIDED FOR HEREIN. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, FRAUD, MISREPRESENTATION AND OTHER TORTS. RETAILER WILL BE SOLELY RESPONSIBLE FOR ALL REPRESENTA-TIONS OR OMISSIONS RETAILER MAKES TO ITS CUSTOMERS OR END USERS. IN NO EVENT WILL ZMC'S OR ITS AFFILIATES' OR SUPPLIERS' AGGREGATE LIABILITY UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF CLAIM OR ACTION, EXCEED A SUM EQUAL TO THE AMOUNTS PAID BY RETAILER TO ZMC IN THE ONE (1) YEAR PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH A WRITTEN DEMAND FOR DAMAGES IS MADE.

8.5           Indemnity to ZMC.

Retailer will indemnify, defend and hold ZMC, including ZMC's partners, officers, directors, agents, employees, subsidiaries, affiliates, parents, successors and assigns, harmless from any claim, demand, cause of action, debt or liability (including reasonable attorneys fees, expenses and court costs) arising from: (a) any third party claim related to or that arises in connection with Retailer's use and/or sale of the Products, including without limitation, any claims relating to the infringement of third party intellectual property rights, except to the extent any such claim is based solely upon the Products in their unmodified form as provided by ZMC; (b) Retailer's modifications of and/or additions to any ZMC Products; (c) Retailer's breach of this Agreement, (d) omissions, misrepresentations, or negligence by Retailer or its representatives, and (e) sale of Products by Retailer to a third party to the extent such claim is based on: (i) Retailer's modifications of and/or additions to any Products, misuse or abuse of the Products, negligence or breach of any provision in this Agreement; (ii) Retailer's failure to abide by all applicable laws, rules, regulations and orders that affect the Products; (iii) Retailer's omission, misrepresentation, or negligence, or (iv) Retailer's or its end-users' actions causing harm to any person or property.

9              TERM AND TERMINATION

9.1           Term.

The initial term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the "Term"). Thereafter, unless otherwise terminated by either party by providing at least one hundred and eighty (180) days prior written notice, the Term shall automatically renew for additional one (1) year periods.

9.2           Termination.

This Agreement will terminate:

(a)         On the thirtieth (30) day after either party gives the other written notice of a material breach by the other of any term or condition of this Agreement, unless the breach is cured before that day.

(b)         When either party, in its discretion, gives the other written notice of termination after the other has been the subject of any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, composition of or assignment for the benefit of creditors.

9.3           Effect of Termination.

Upon termination of this Agreement:

(a)            All rights granted herein shall immediately terminate and no interest whatsoever in any of such rights shall remain with Retailer except as may be required to fulfill warranty or support obligations to Retailer's customers;

(c)          All Payment, delivery, and confidentiality obligations arising prior to termination will remain in force. In the event of termination of this Agreement is due to Retailer's material breach the due date for all invoices for Products shall automatically be accelerated so that they shall immediately become due and payable on the effective date of termination, even if longer terms had been provided previously; and

(d)            Neither party will be liable for damages of any kind as a result of exercising its right to terminate this Agreement.

9.4           Termination Other Than For Retailer's Material Breach.

Notwithstanding anything to the contrary contained in Section 9.3, where termination of this Agreement occurs other than as a result of Retailer's material breach, Retailer shall be permitted, after termination of this Agreement to continue distributing the Products from its inventory only.

10             PROPRIETARY RIGHTS

10.1         Trademark License.

ZMC hereby grants Retailer a non-exclusive, revocable (upon termination hereof), non-transferable, non-assignable, limited license to use the "ZMC" name and ZMC's product names solely for the purpose of accurately identifying the ZMC-branded Products it markets and sells that are purchased pursuant to the terms of this Agreement. All goodwill generated as a result of Retailer's use of the ZMC name and ZMC product names is solely for the benefit of ZMC. Retailer agrees to change or correct, at its own expense, any material or activity that ZMC decides is inaccurate, objectionable or misleading or a misuse of ZMC's name, trademarks, service marks, or ZMC's logos or copyrighted works. Failure to forthwith correct any changes required by ZMC may result in a termination of the license contained in this section, in ZMC's sole discretion. All ZMC marks shall be used in accordance 'with ZMC's communications guidelines in effect from time to time. Retailer is prohibited from: (a) implying that Retailer and ZMC are partners or creating the impression that ZMC is affiliated with Retailer; (b) registering or using any domain name or business name containing or confusingly similar to any name or mark of ZMC's; and (c) not clearly and prominently identifying itself in all offers and advertising, marketing and promotional materials relating to ZMC Products sold under this Agreement.

10.2         ZMC Proprietary Rights.

Retailer acknowledges and agrees that ZMC (and/or its licensors) will retain all Proprietary Rights (as defined below) in the Products, Trademarks and any documentation related to any of the foregoing (collectively the "ZMC Property"). "Proprietary Rights" means all right, title and interest to the intellectual property contained in the ZMC Property including but not limited to any and all patent rights, patent applications, rights to apply for patents, copyrights, copyright registrations, trade secrets, trademarks, service marks, trademark and service mark registrations and all related goodwill. Retailer acknowledges and agrees that the purchase of any Products does not grant or convey Retailer any right or license in any of the ZMC Property other than as expressly provided for in this Agreement.

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10.3         Proprietary Rights Notices.

Retailer shall not remove, alter, modify or obscure any ZMC trademark, logo or similar mark or any ZMC Proprietary Rights notices (including, without limitation, patent registration numbers and trademark notices) on or in the ZMC Property.

10.4         No Challenge to ZMC Proprietary Rights.

During the term of this Agreement and after its expiration or termination, Retailer shall not, directly or indirectly: (i) dispute or contest, for any reason whatsoever, ZMC's ownership of any Proprietary Rights embodied in, related to or derivable from the ZMC Property, or the validity or enforceability of any such Proprietary Rights; (ii) oppose or interfere with any application for registration of any Proprietary Rights embodied in, related to or derivable from the ZMC Property; (iii) interfere with the manufacture, use or sale of the Products or any future version thereof, by ZMC or any of its licensees, successors or assigns; or (iv) counsel, procure or assist anyone else to do any of the foregoing.

11            MISCELLANEOUS

11.1         Relationship of Parties.

Other than as provided herein, this Agreement does not create any exclusive arrangement between the parties, and either party hereto may meet, exchange information, enter into agreements and conduct business relationships of any kind with third parties, to the exclusion of the other party. Subject to the terms and conditions of this Agreement (including without limitation, the confidentiality obligations described in Section 4.1) and except as otherwise agreed to in writing by the parties, discussion and/or communications between the parties will not serve to impair the right of either party to develop, make, use, procure, and/or market products or services now or in the future that may be competitive with those offered by the other, nor to develop and provide products to competitors of the other party.

11.2         Force Majeure.

If the performance of this Agreement or any obligation under it (except payment of monies due) is prevented, restricted or interfered with by reason of acts of God, acts of government, or any other cause not within the control of either party, the party so affected shall be excused from such performance, but only for so long as and to the extent that such a force prevents, restricts or interferes with that party's performance. The party affected by the other party's delay or inability to perform may elect to suspend this Agreement for the duration of the force majeure condition and (i) at its option buy, sell, obtain or furnish elsewhere material to be bought, sold, obtained or furnished under this Agreement and (ii) once the force majeure condition ceases, resume performance under this Agreement. When the delay or nonperformance continues for a period of a least thirty (30) days, either party may terminate this Agreement or any part of it relating to Products not already shipped.

11.3         Assignment.

Retailer may not assign its rights or obligations under this Agreement, without the prior written consent of ZMC, which consent shall not be unreasonably withheld.

11.4         Notices.

All notices required to be given under this Agreement and any communication sent with respect to this Agreement shall be given in writing and shall be deemed received by the party to whom the notice or correspondence is sent:

(a)           one Business day after the notice or communication is sent via reliable overnight commercial courier (charges prepaid), or

(b)            on the date the notice or communication is personally delivered to the other party, at the addresses first written above.

11.5          Press Release.

Retailer shall not issue a press release relating to this Agreement or to the subsequent addition of any Products hereto without ZMC's written consent.

11.6          Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, the parties will negotiate in good faith to restate such provision to reflect the original intentions of the parties as nearly as possible in accordance with applicable law and the remaining provisions of this Agreement shall be enforced as if this Agreement was entered into with the restated provision.

11.7          Applicable Law.

This Agreement shall be governed by and enforced in accordance with the laws of the Canadian Province of Ontario without reference to its conflict of laws principles. The parties waive all rights they may have to a trial by jury. The rights and obligations under this Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded.

11.8          Dispute Resolution.

All disputes arising out of or in connection with this Agreement or the breach thereof, including any questions regarding its existence, validity or termination shall be resolved by arbitration before a single arbitrator with knowledge and experience in the field of electric and low speed vehicle technology pursuant to the International Arbitration Rules of the American Arbitration Association and shall be held in Toronto, Canada. Notwithstanding the foregoing, each party shall be entitled to seek injunctive relief from any court of competent jurisdiction with respect to protection of its intellectual property rights. The governing law shall be the law of Ontario, Canada.

11.9          Entire Agreement.

This Agreement and all Attachments hereto constitute the final written expression of all terms of the Agreement relating to the transactions described herein. This Agreement supersedes all previous communications, representations, agreements, promises or statements, either oral or written, with respect to such transactions. No addition to or modification of any provision of this Agreement will be binding unless made in writing and signed by the parties hereto.

11.10         Survival.

Any provision of this Agreement which by its use or context is intended to survive the termination of this Agreement shall so survive, including, without limitation, Sections 4, 0, 9.3, and 11 shall bind the parties and their legal representatives, successors, heirs and assigns.

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11.11      Export Restrictions and Statement of Assurance.

Products obtained under this Agreement are subject to Canadian, U.S. or other export control laws, including the U.S. Export Administration Regulations, as well as end-user, end-use and destination restrictions issued by the U.S. and other governments. Retailer assures that it will comply with all applicable export control laws at all times, including, when it exports or re-exports controlled products or technical data obtained from ZMC or any products produced directly from the controlled products or technical data.

11.12      Language.

The original of this Agreement has been written in English and Retailer waives any right it may have under the laws of its territory to have this Agreement written in any other language.

ZENN MOTOR COMPANY

By:	/s/ Dennis Hancock
(I have authority to bind the corporation)

Name:	Dennis Hancock
(Print or Type)

Title:	Vice President, Sales & Marketing
(Print or Type)

Date:	September 10th, 2008
(Print or Type)

By:	/s/ Dale Long
(I have authority to bind the corporation)

Name:	Dale Long
(Print or Type)

Title:	CEO/PRES
(Print or Type)

Date:	9/10/08
(Print or Type)

Initials /s/ DL /s/ DH

SCHEDULE "A"

Retailer Name: Evcarco, Inc / dba Evcarco.com

1. **Retail location / primary market area:** Tarrant County / FT Worth, TX
7703 Sand St FT Worth TX 76118

2. **Products**

2008 ZENN

3. **Quarterly Minimum Volume Commitment:**

	Year 1				Year 2			
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Volume Estimates	1	2	3	3	3	3	3	3

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SCHEDULE "B"

PAYMENT TERMS AND RETAILER PRICE LIST

Payment Terms:

A deposit of USD $250.00 per ZENN, which is only refundable at Retailer's request should ZMC fail to deliver within 180 days of order, is due at the time of initial order placement. The balance for each shipment is due no later than three (3) business days prior to Product being shipped FOB from ZMC's production facilities.

Retailer Price List (all in USD):

	Retailer Cost	Retail Price
2008 ZENN	$13,800.00	$15,995.00
Continental USA Destination & Delivery	$1,250.00*	$1,250.00

* On orders of four or more units, the Retailer is eligible for a rebate of $175.00 per vehicle.

2008 MY OPTIONS	Retailer Cost	Retail Price
RETAIL		
Air Conditioning	$1,900.00	$2,200.00
Panoramic Sunroof	$945.00	$1,195.00
JVC KDG230 AM/FM/CD Radio	$168.00	$245.00
Floor Mats	$50.00	$65.00
FLEET		
Right-Hand Drive	$490.00	$1,175.00
Rapid Charge Inlet	$365.00	$425.00
ETEC LSV-100 Fast Charger (Includes delivery within Continental US)	$8,495.00	$8,995.00

ZMC reserves the right to change prices, models and introduce options at its discretion without notice.

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Schedule "C"

Fleet Sales Program

It is ZMC's desire to channel and support non-Federal Government Fleet Sales directly through its Retailer network to the greatest extent possible. A Fleet Sale will be defined as being the sale of two (2) or more vehicles purchased in a single transaction by one customer. Retailer is expected to aggressively pursue and generate fleet sales in its Territory and is encouraged to pursue local and state bid opportunities. ZMC reserves the right to directly pursue all fleet opportunities for the Federal Government and its Agencies. ZMC will assist in lead generation and sales support to the Retailer for non-Federal Government opportunities.

ZMC will communicate all leads that it receives for non-Federal Government fleet opportunities to the Retailer in that Territory and if no such retailer exists, then to the Retailer closest to the prospect's buying office within a 100 mile radius. If there is no retailer within that radius, the closest retailer outside the 100 mile radius will have the first right of refusal and must provide a delivery and service plan that is agreed-upon by both the client and ZMC, unless the client has its own servicing department or request, at their cost, that ZMC set up and train an internal service group.

ZMC will monitor all leads sent to Retailer and if reasonably prompt follow-up on the part of Retailer does not happen, ZMC reserves the right to pursue the opportunity directly after advising Retailer in writing with ten (10) days notice during which time Retailer can correct the situation.

Should Retailer request ZMC to provide on-site sales support for a fleet opportunity, ZMC reserves the right to invoice Retailer for reasonable direct travel expenses incurred provided Retailer has received and approved an estimate for said expenses in advance.

Should ZMC request Retailer to provide on-site sales support for a fleet opportunity being pursued directly by ZMC, Retailer reserves the right to invoice ZMC for reasonable direct travel expenses incurred provided ZMC has received and approved an estimate for said expenses in advance.

When ZMC secures a fleet sale with a customer that does not have an internal service group, Retailer agrees to provide PDI, Warranty and support services to the customer at the then-current published rates for same.

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Schedule "D"

Vehicle Warranty

Customer Disclosure

ZENN Motor Company (ZMC) as well as ZMC Retailers make the terms of the warranty available for review to prospective customers and a copy of the warranty is provided with each vehicle upon sale. ZMC is responsible to provide the collateral material and the Retailer is responsible for communication and distribution.

New Car Limited Warranty

ZMC will repair or replace, at its option, all genuine ZMC parts found faulty in material and/or workmanship, under normal use, maintenance and service, with genuine ZMC parts without charge for parts and labor, at any authorized ZMC Retailer during the warranty coverage period

This warranty begins on the date the car is delivered to the first purchaser other than an authorized ZMC Retailer, or the date it is first used as a demonstrator, lease or company vehicle whichever comes first. This warranty applies to vehicles sold as new and unused by an authorized ZMC Retailer.

The warranty applies only to the original purchaser and not to any subsequent purchasers or Lessees unless a Warranty Inspection and Warranty Transfer are performed by an authorized ZMC Retailer.

Time and Distance Period

- ZMC warrants from the date of delivery to the first customer that each ZENN vehicle will be free from any defect in material and or workmanship for a period of one (1) year or 5,000 miles whichever comes first.
- ZMC warrants from the date of delivery to a rental or car share program that each ZENN vehicle will be free from any defect in material and or workmanship for a period of ninety (90) days.

This Warranty Does Not Cover

- Parts and labor required for normal maintenance items including brake adjustments, wheel alignment, tire rotation, tightening of nuts, bolts and fittings, headlight alignment, and general adjustments which may be performed from time to time.
- Deterioration due to normal wear and tear and exposure including windshield wiper blades, brake shoes and pads, tire wear, trim pieces, body panel scratches, cracks or fading, charger plug receptacle wear, motor brushes, bushings, light bulbs, and mats.
- Warrantable defects or road hazard for tires.
- Surface rust and deterioration of paint, trim, upholstery, and other appearance items that result from use and/or exposure to the elements.
- Damage to tires, paint, body panels, glass, and other exterior items due to road hazards including marks from road stones.
- Damage caused by failure to provide proper maintenance and or service including continued use of the vehicle after a defect is or should have been discovered.
- Damage or failure resulting from improper modifications or tampering to the body, chassis electrical or mechanical systems.
- Damage resulting from the use of non approved tires or rims.
- Damage resulting from the use of tire chains.
- Any vehicle on which the odometer has been altered, modified or remodeled so that the true distance traveled cannot be determined
- Any repairs required as a result of remodeling or modification made to accommodate or install any accessories, parts, or devices which have not been tested and approved by ZMC
- Any repairs required as a result of non approved ZMC parts and or use of non authorized ZMC Retailer.
- Any repairs or service required as a result of a collision, accident, fire, explosion, theft, vandalism, riot or any other act of God.
- Misuse of the vehicle including overloading, racing, use as a tow vehicle, driving over curbs, driving through water deep enough to cause electrical system damage.
- Vehicles which for any reason have been declared a total loss or sold for salvage purposes or reconstruction.
- Customer applied chemicals or accidental spills.
- Using contaminated or improper fluids.
- Physical damage resulting from being towed on an open trailer.
- Damage resulting from being towed with the tires in direct contact with the pavement.

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Schedule "E"

Service and Parts Requirements

Parts Inventory

In order to maintain a complete service and parts organization (section 7.1 of the agreement), ZMC Retailers are obliged to maintain a sufficient inventory of ZMC replacement parts in order to cover common and/or emergency repairs for customers. We do not have a standard recommended level of inventory since it is variable on each specific Retailer's situation including the number of vehicles sold and the conditions encountered in each area. The following list of parts will be invoiced and shipped to new Retailers in order to start their parts inventory for the 2008 ZENN. In most cases, there are additional parts that should be added to this inventory based on the sales volume and the sales rate.

	Warranty Cost - Retailer	Warranty Cost - ZMC	Order Quantity	Total - Retailer
Rear shock absorber assembly	$ 124.74	$ 149.69	2	$ 249.48
Front caliper assy Ø 209	$ 132.23	$ 158.68	2	$ 264.46
Fasteners front hub assembly	$ 20.73	$ 24.88	1	$ 20.73
Rear hub assembly	$ 155.83	$ 187.00	2	$ 311.66
Right rear caliper	$ 165.27	$ 198.32	1	$ 165.27
Left rear caliper	$ 165.27	$ 198.32	1	$ 165.27
Door lock actuator assembly	$ 38.41	$ 46.09	1	$ 38.41
Right door lock assembly	$ 68.14	$ 81.77	1	$ 68.14
Left door lock assembly	$ 68.14	$ 81.77	1	$ 68.14
Tire 145x70x13	$ 294.75	$ 353.70	1	$ 294.75
Door switch	$ 2.40	$ 2.88	2	$ 4.80
Motor AC	$ 661.89	$ 794.27	1	$ 661.89
Controller AC CURTIS	$ 764.19	$ 917.03	1	$ 764.19
Key fob and remote	$ 94.83	$ 113.80	1	$ 94.83
ZENN steering wheel logo	$ 1.88	$ 2.26	5	$ 9.40
Front hood panel ZENN logo	$ 1.90	$ 2.28	5	$ 9.50
Key Blanks	$ 26.90		4	$ 107.60
Total				**$ 3,298.52**

ZENN Specific Tools

The following tools are required for proper diagnosis and repair of the ZENN. Each ZMC Retailer is obligated to have the following item(s) available for servicing vehicles.

1. Battery testing tool, Midtronics 400 XL, 500XL or equivalent
2. CURTIS Programmer – 1311M – 3301 (Available from ZMC for $523.50)

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Schedule "F"

Ownership and Principal Contact Information

Principal Owner:	Dale Long CEO, Pres, Director
Phone (877)	MYEVCAR or 877-693-8227
Fax	(817) 595-0755
Mobile	(817) 994-2722
Email	dale@evcarco.com
Signature	

Other Owner:	Scott ONeal COO, V-Pres, Director
Phone	(877) MYEVCAR or 877-693-8227
Fax	(817) 595-0755
Mobile	(817) 896-3300
Email	Scott@evcarco.com
Signature	

Other Owner:	Edouard Prous Vice-President, Director
Phone	(877) MYEVCAR or 877-693-8227
Fax	(817) 595-0755
Mobile	(817) 846-7771
Email	ed@evcarco.com
Signature	

Initials

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